Exhibit 99.1

Kraton Performance Polymers, Inc. Announces Name Change to Kraton Corporation

HOUSTON, September 14, 2016 /PRNewswire/ -- Kraton Performance Polymers, Inc. (NYSE: KRA), a leading global producer of styrenic block copolymers, specialty polymers and high-value performance products derived from pine wood pulping co-products, today announced that it has changed its name to Kraton Corporation effective September 14, 2016.
“The acquisition of Arizona Chemical Holdings Corporation in January of this year was a transformational event for Kraton. The combination of two industry-leading companies significantly expanded the scope and scale of our global operations and expanded our product offering beyond our legacy styrenic block copolymer and specialty polymer products to include a wide range of specialty chemical products based upon renewable resources,” said Kevin M. Fogarty, Kraton’s President and Chief Executive Officer. “In light of the broadened product offering, and more importantly, to mark the establishment of a new corporate entity that has been created by combining the best of the former Kraton and Arizona organizations, we have changed the company’s name to Kraton Corporation.”
The company’s common stock will continue to trade under the ticker symbol “KRA” on the New York Stock Exchange. Holders of stock certificates bearing the prior corporate name need not take any action at this time. Such stock certificates continue to be valid and need not be exchanged.

ABOUT KRATON
Kraton Corporation, formerly known as Kraton Performance Polymers, Inc. (NYSE “KRA”) is a leading global producer of styrenic block copolymers, specialty polymers and high-value performance products derived from pine wood pulping co-products. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving and roofing applications. As the largest global provider in the pine chemicals industry, the company’s pine-based specialty products are sold into adhesive, road and construction and tire markets, and it produces and sells a broad range of chemical intermediates into markets that include fuel additives, oilfield chemicals, coatings, metalworking fluids and lubricants, inks, flavors and fragrances and mining. Kraton offers its products to a diverse customer base in over 60 countries worldwide.

For Further Information:
H. Gene Shiels 281-504-4886